Filed Pursuant to Rule 433

Registration Statement No. 333-181769

April 28, 2014

THE TORONTO-DOMINION BANK

US$1,250,000,000 1.125% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2017

FINAL TERM SHEET

DATED APRIL 28, 2014

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated April 28, 2014, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 15, 2012 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 15, 2012.

Issuer:	The Toronto-Dominion Bank

Issue:	1.125% Senior Medium-Term Notes, Series A, due 2017 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: stable) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$1,250,000,000

Issue Price:	99.674%

Trade Date:	April 28, 2014

Settlement Date (T+4)[2]:	May 2, 2014 (DTC)

Maturity Date:	May 2, 2017

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	1.125%

Treasury Benchmark:	UST 0.875% due April 15, 2017

Treasury Benchmark Price:	99-31

Treasury Benchmark Yield:	0.886%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Re-offer Spread to Treasury Benchmark:	T + 35 basis points

Re-Offer Yield:	1.236%

Commissions:	0.25%

Interest Payment Dates:	Semi-annually on May 2 and November 2 of each year, beginning November 2, 2014.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Wells Fargo Securities, LLC Barclays Capital Inc. J.P. Morgan Securities LLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

nabSecurities, LLC

The Williams Capital Group, L.P.

CUSIP/ISIN:	89114QAQ1 / US89114QAQ10

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Wells Fargo Securities, LLC toll-free at 1-800-326-5897, Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 212-834-4533.